Exhibit 99.1

SEVEN ARTS ENTERTAINMENT TO BEGIN TRADING ON OTCQB
FRIDAY, SEPTEMBER 14, 2012

LOS ANGELES, CA--(Marketwire – September 13, 2012) - Seven Arts Entertainment Inc. (NASDAQ: SAPX) (“Seven Arts” or the “Company”) announced today that its common stock will begin trading on the OTC Markets’ OTCQB marketplace commencing on Friday, September 14, 2012.  The Company’s common shares will trade under the Company’s current symbol “SAPX.”  The Company is applying to trade on the highest OTC marketplace, OTCQX, but will initially trade on the OTCQB tier until the Company is eligible to trade on the OTCQX.  Investors will be able to view Real Time Level 2 stock quotes for SAPX at http://www.otcmarkets.com/stock/SAPX/quote.

Trading of the Company’s common stock on The NASDAQ Capital Market will be suspended at the opening of business on September 14, 2012, due to the fact that the Company could not meet the $1 minimum bid price listing requirement of NASDAQ for the ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

OTC Markets Group Inc. (OTCQX: OTCM) operates Open, Transparent and Connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice.  The OTC Link® ATS, operated by OTC Link LLC, a subsidiary of OTC Markets Group, directly links a diverse network of broker-dealers that provide liquidity and execution services for a wide spectrum of securities. OTC Markets Group organize these securities into tiered marketplaces to inform investors of opportunities and risks - OTCQX® -  The Intelligent Marketplace for the Best OTC Companies; OTCQB® - The Venture Marketplace; and OTC Pink® - The Open Marketplace. OTC Markets Group’s data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Seven Arts Entertainment Inc.
8439 Sunset Blvd., Fourth Floor
West Hollywood, CA 90069
 Tel: (323) 372-3080
Email: phoffman@7artspictures.com

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of September 13, 2012.  Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080
phoffman@7artspictures.com

Seven Arts Entertainment Inc.
8439 Sunset Blvd., Fourth Floor
West Hollywood, CA 90069
 Tel: (323) 372-3080
Email: phoffman@7artspictures.com